As filed with the Securities and Exchange Commission on March 21, 1997



File Number 333-00357                             Commission File Number I-9418

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                __________________________________________________

                       POST EFFECTIVE AMENDMENT NUMBER ONE

                                       TO

                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                ___________________________________________________

                            CyberAmerica Corporation
             (Exact Name of Registrant as Specified in its Charter)


268 West 400 South, Suite 300, Salt Lake City, Utah 84101          87-0509512
---------------------------------------------------------          ----------
   (Address of Principal Executive Offices)                    (IRS Employer
                                                         Identification Number)


           1996 Stock Option Plan of The Canton Industrial Corporation
                            (Full Title of the Plan)


   Joseph Alfano, Suite 3, 4180 Flamingo Crest Drive, Las Vegas, Nevada 89121
               (Name and Address of Agent for Service of Process)


                                  702-794-0395
          (Telephone Number, Including Area Code, of Agent for Service)


                                EXPLANATORY NOTE

         This Post-Effective Amendment to Registration Statement is being filed by CyberAmerica Corporation, a Nevada Corporation (the "Company"). On January 22, 1996, the Company (then known as The Canton Industrial Corporation) filed a Registration Statement on Form S-8 to register 1,000,000 shares of the Company's common stock, par value $0.001 ("Common Stock"), to be issued pursuant to the exercise of options granted under the Company's 1996 Employee Stock Option Plan (the "Option Plan"). The Company also filed a Reoffer Prospectus on Part I of Form S-3 ("Reoffer Prospectus"). At the time the Reoffer Prospectus was filed, no options had been granted under the Option Plan and therefore the amounts of control securities to be reoffered or resold by affiliates of the Company were unknown. Pursuant to General Instruction C(3)(a) of Form S-8, the shares to be sold by selling security holders were referred to in a generic manner. This Post-Effective Amendment shall serve as a supplement to the previously filed Reoffer Prospectus.

                            SELLING SECURITY HOLDERS

         For purposes of this Prospectus, the "Selling Security Holders" refer to Steven A. Christensen, Susan S. Waldrop, Kevin S. Woltjen and Jeffrey Taylor. Steven A. Christensen served as the Company's president from August 1995 to May 1996 and during the same time period was also an officer and director of a number of the Company's affiliates. Pursuant to the exercise of options granted to him under the Option Plan, Mr. Christensen acquired 37,203 shares of Common Stock which are eligible for resale. Prior to the grant of options under the Option Plan, Mr. Christensen did not own any shares of Common Stock.

         Susan S. Waldrop served as the Company's secretary/treasurer and chief financial officer from October 1995 until January 1997. Pursuant to the exercise of options granted to her under the Option Plan, Ms. Waldrop acquired 76,189 shares of Common Stock which are eligible for resale. Ms. Waldrop is also the holder of an option to purchase an additional 10,461 shares of Common Stock, although such option has not yet been exercised. Prior to the grant of options under the Option Plan, Ms. Waldrop owned 2,900 restricted shares of Common Stock which were issued to her in April 1995 as a performance bonus.
These 2,900 restricted shares are not being included in this Prospectus.

         Kevin S. Woltjen served as the Company's vice president from October 1995 until September 1996. Pursuant to the exercise of option granted to him under the Option Plan, Mr. Woltjen acquired 95,213 shares of Common Stock which are eligible for resale. Prior to the grant of options under the Option Plan, Mr. Woltjen did not own any shares of Common Stock.

         Jeffrey Taylor served as the Company's vice president of finance from August 1996 to December 1996. Pursuant to the exercise of option granted to him under the Option Plan, Mr. Taylor acquired 4,000 shares of Common Stock which are eligible for resale. Prior to the grant of options under the Option Plan, Mr. Taylor did not own any shares of Common Stock.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment Number One to the Registration Statement Number 333-00357 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on the ___ day of March 1997.

                                                 CYBERAMERICA CORPORATION

                                                 By: /s/Richard D. Surber
                                                     ---------------------
                                                        Richard D. Surber,
                                                        President

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment Number One to the Registration Statement Number 333-00357 on Form S-8 has been signed on the 19th day of March 1997 by the following persons in the capacities indicated.

               SIGNATURE                           TITLE

/s/Richard D. Surber            President, Chief Executive Officer and Director
 -------------------
  Richard D. Surber

/s/Philip Lamb                  Director
------------------
  Philip Lamb

/s/Adrienne Bernstein           Director
----------------------
  Adrienne Bernstein